EXHIBIT 99.1

GSI Technology, Inc. Reports Second Quarter Fiscal 2022 Results

SUNNYVALE, Calif., Oct. 28, 2021 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter ended September 30, 2021.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2021	June 30, 2021	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
Net revenues	$7,797	$8,791	$6,659	$16,588	$13,280
Gross margin (%)	53.6%	54.4%	46.7%	54.0%	46.4%
Operating expenses	$8,694	$9,143	$8,265	$17,837	$17,010
Operating loss	$(4,517)	$(4,361)	$(5,153)	$(8,878)	$(10,848)
Net loss	$(4,567)	$(4,209)	$(5,231)	$(8,776)	$(11,307)
Net loss per share, diluted	($0.19)	$(0.17)	$(0.22)	($0.36)	$(0.48)

Lee-Lean Shu, Chairman, and Chief Executive Officer, commented, "Sales to Nokia, our largest SRAM customer, have stabilized year-to-date and, despite ongoing supply chain constraints, we achieved second quarter revenue of $7.8 million, at the high end of our guidance range provided earlier in the quarter. Higher revenue and gross profit combined with a modest increase in operating expenses reduced our net loss year-over-year. We continue to advance our key initiatives with ongoing APU and radiation tolerant opportunities. For both categories, we are progressing in the current customer engagements and have added a few new beta customer engagements for the APU.”

"To best allocate our resources and prioritize our focus, we defined the total addressable market (TAM) for the APU,” continued Mr. Shu. “We believe that the TAM for APU search applications is approximately $137 billion in 2021, growing at a compound annual growth rate (CAGR) of 20% to $287 billion by 2025, and that the Serviceable Available Market (SAM) is $4.5 billion in 2021, anticipated to grow at a CAGR of 21% to $10 billion by 2025. The search market segments reflected in this analysis include computer vision, synthetic aperture radar, drug discovery, cybersecurity, and service markets such as NoSQL, elasticsearch, and OpenSearch, which we plan to support with a SaaS solution. These are market segments where we currently have ongoing customer engagements.”

Commenting on the outlook for GSI's third quarter of fiscal 2022, Mr. Shu stated, "the impact of the supply chain constraints is having a modest impact on our ability to fulfill all our orders. While there has been some improvement, the situation remains fluid, and we do not expect significant relief from these constraints before next year. Given the supply chain challenges, current expectations for the upcoming third quarter are net revenues in a range of $7.2 million to $8.2 million, with gross margin of approximately 52% to 54%."

Second Quarter Fiscal Year 2022 Summary Financials

The Company reported a net loss of $(4.6 million), or $(0.19) per diluted share, on net revenues of $7.8 million for the second quarter of fiscal 2022, compared to a net loss of $(5.2 million), or $(0.22) per diluted share, on net revenues of $6.7 million for the second quarter of fiscal 2021 and a net loss of net loss of $(4.2 million), or $(0.17) per diluted share, on net revenues of $8.8 million for the first quarter of fiscal 2022. Gross margin was 53.6% compared to 46.7% in the prior year period and 54.4% in the preceding first quarter. The changes in gross margin were primarily due to changes in product mix sold in the three periods.

In the second quarter of fiscal 2022, sales to Nokia were $1.9 million, or 23.8% of net revenues compared to $3.4 million, or 51.7% of net revenues, in the same period a year ago and $3.8 million, or 42.7% of net revenues in the prior quarter. Military/defense sales were 27.4% of second quarter shipments compared to 26.9% of shipments in the comparable period a year ago and 20.0% of shipments in the prior quarter. SigmaQuad sales were 52.4% of second quarter shipments compared to 65.4% in the second quarter of fiscal 2021 and 63.6% in the prior quarter.

Total operating expenses in the second quarter of fiscal 2022 were $8.7 million, compared to $8.3 million in the second quarter of fiscal 2021 and $9.1 million in the prior quarter. Research and development expenses were $5.9 million, compared to $5.7 million in the prior year period and $6.1 million in the prior quarter. Selling, general and administrative expenses were $2.8 million in the quarter ended September 30, 2021, compared to $2.6 million in the prior year quarter, and $3.0 million in the previous quarter.

Second quarter fiscal 2022 operating loss was $(4.5 million) compared to $(5.2 million) in the prior year period and $(4.4 million) in the prior quarter. Second quarter fiscal 2022 net loss included interest income and other expense, net of $(8,000) and a tax provision of $42,000, compared to interest income and other expense, net of $(16,000) and a tax provision of $62,000, for the same period a year ago. In the preceding first quarter, net loss included interest and other expense of $(20,000) and a tax benefit of $172,000.

Total second quarter pre-tax stock-based compensation expense was $716,000 compared to $653,000 in the comparable quarter a year ago and $823,000 in the prior quarter.

At September 30, 2021, the Company had $50.7 million in cash, cash equivalents and short-term investments and $2.8 million in long-term investments, compared to $54.0 million in cash, cash equivalents, and short-term investments and $5.8 million in long-term investments at March 31, 2021. Working capital was $53.6 million as of September 30, 2021, versus $56.0 million at March 31, 2021, with no debt. Stockholders’ equity as of September 30, 2021, was $69.9 million compared to $75.6 million as of the fiscal year ended March 31, 2021.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2021 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, October 28, 2021. To join the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately10 minutes prior to the above start time and provide Conference ID 13724053. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from October 28, 2021 at 7:30 p.m. Eastern Time through November 4, 2021 at 11:59 p.m. Eastern Time by dialing toll free for the U.S. 1-844-512-2921 or international 1-412-317-6671 and entering pin number 13724053. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. The Company recently launched radiation-hardened memory products for extreme environments in space and the Gemini® Associative Processing Unit (APU), a memory-centric design that delivers significant performance advantages for diverse AI applications. The Gemini APU architecture removes the I/O bottleneck between the processors and memory arrays and performs massive parallel search directly in the memory where data is stored. The novel architecture delivers performance-over-power ratio improvements compared to CPU, GPU, and DRAM for applications like image detection, speech recognition, e-commerce recommendation systems, and more. Gemini is an ideal solution for edge applications with a scalable format, small footprint, and low power consumption where rapid, accurate responses are critical. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Julie Ortega
510-697-5599
gsi@finnpartners.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2021	2021	2020	2021	2020

Net revenues	$7,797	$8,791	$6,659	$16,588	$13,280
Cost of goods sold	3,620	4,009	3,547	7,629	7,118

Gross profit	4,177	4,782	3,112	8,959	6,162

Operating expenses:

Research & development	5,907	6,103	5,659	12,010	11,484
Selling, general and administrative	2,787	3,040	2,606	5,827	5,526
Total operating expenses	8,694	9,143	8,265	17,837	17,010

Operating loss	(4,517)	(4,361)	(5,153)	(8,878)	(10,848)

Interest and other income, net	(8)	(20)	(16)	(28)	90

Loss before income taxes	(4,525)	(4,381)	(5,169)	(8,906)	(10,758)
Provision for income taxes	42	(172)	62	(130)	549
Net loss	$(4,567)	$(4,209)	$(5,231)	$(8,776)	$(11,307)

Net loss per share, basic	$(0.19)	$(0.17)	$(0.22)	$(0.36)	$(0.48)
Net loss per share, diluted	$(0.19)	$(0.17)	$(0.22)	$(0.36)	$(0.48)

Weighted-average shares used in
computing per share amounts:

Basic	24,229	24,095	23,617	24,162	23,529
Diluted	24,229	24,095	23,617	24,162	23,529

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2021	2021	2020	2021	2020

Cost of goods sold	$64	$70	$84	$134	$172
Research & development	418	470	353	888	766
Selling, general and administrative	234	283	216	517	470
	$716	$823	$653	$1,539	$1,408

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 30, 2021	March 31, 2021
Cash and cash equivalents	$40,943	$44,234
Short-term investments	9,791	9,717
Accounts receivable	3,653	3,665
Inventory	4,449	4,343
Other current assets	1,899	1,487
Net property and equipment	7,335	7,328
Long-term investments	2,759	5,792
Other assets	10,727	11,046
Total assets	$81,556	$87,612

Current liabilities	$7,144	$7,462
Long-term liabilities	4,491	4,558
Stockholders' equity	69,921	75,592
Total liabilities and stockholders' equity	$81,556	$87,612